Exhibit 99.1

Educate, Inc. Releases 2005 Results and Outlines

2006 Growth Objective

BALTIMORE, February 16 /PRNewswire-FirstCall/ — Educate, Inc. (NASDAQ: EEEE), a leading pre-K-12 education company delivering supplemental education services and products to students and their families, today reported financial results for the quarter and year ended December 31, 2005.

Business Highlights for the Quarter:

•	Eight additional company-owned territory acquisitions, bringing full year total acquisitions to 60.

•	Opening of ten new Sylvan Learning Center territories system wide, bringing the full year total of territory expansion to 47.

•	Successful introduction of an online tutoring program delivering remote NCLB services to more than 7,000 enrolled students in 24 markets.

•	Expansion of Hooked on Phonics’ distribution channel and introduction of two new Hooked on Phonics branded educational programs.

Financial Highlights For The Year Ended December 31, 2005 (results from continuing operations, excluding other financing costs):

•	Revenues from continuing operations increased 21% to $330.4 million.

•	Learning Center same territory revenue growth was 3% for the year.

•	Operating income from continuing operations increased to $45.6 million.

•	Diluted earnings per share (“EPS”) from continuing operations, as adjusted, was $0.52, as compared to $0.60 in 2004 (or $0.50 per share, as compared to $0.34 per share in 2004, including certain non-cash stock compensation and other financing costs). See Tables 1 and 2 for a reconciliation of continuing operations EPS and operating income, each as adjusted. Management believes this non-GAAP financial measure allows for a better comparison of operating results because the 2005 period did not have similar expenses.

Financial Highlights For The Quarter Ended December 31, 2005 (results from continuing operations, excluding other financing costs):

•	Revenues from continuing operations increased 22% to $76.6 million.

•	Learning Center same territory revenue declined 4% during the fourth quarter.

•	EPS from continuing operations, as adjusted was a loss of ($0.04) as compared to earnings of $0.10 for the fourth quarter of 2004 (or ($0.04) per share, as compared to $0.09 per share in 2004, including other financing costs). See Tables 1 and 2 for a reconciliation of continuing operations EPS and operating income, each as adjusted.

“We were disappointed by our fourth quarter operating performance. The company could have and should have done better. Parents continue to increase spending on educational programs and our services and products continue to demonstrate success. The decline of Learning Center same territory revenues actually reflects the need for operational and management improvements to better leverage our leading position in this growing market” stated Chris Hoehn-Saric, Educate, Inc. Chairman and Chief Executive Officer. “We have taken aggressive action to restore growth to the company and have already noted a change in the trajectory of the business in the first quarter of 2006.”

Business Overview:

During the first half of 2005, the company experienced solid same territory revenue growth and strong growth in total revenues and operating income. During the second half of the year overall revenue growth remained strong; however, the company experienced a slowdown in the learning center business and integration costs in company-owned centers that culminated in a weak fourth quarter.

Although the fourth quarter 4% same territory revenue decline impacted both franchise and company-owned operations, the decline was significantly greater in the company-owned territories. The combination of fewer inquiries and operating challenges in the company-owned territories resulted in poor financial performance for the fourth quarter. Additionally, integration problems experienced in recently acquired territories resulted in lower than expected enrollments and unanticipated operating expenses.

In response to these business conditions, management has developed a three-point strategy to restore growth, initially focused on revenues and subsequently on the income of the company. The initiatives include – (1) management changes, designed to add additional strength while eliminating unneeded layers in the key company-owned center portion of the team, (2) implementation of new inquiry and enrollment conversion tools, and (3) development of premium and value based programs.

Management – In an effort to streamline the company’s structure and upgrade key positions, the company has made management changes. Peter Cohen has assumed the role of President of Sylvan Learning Centers, focusing on the responsibilities that he held from 1996 to 2001. Mary Foster, who has done an excellent job in guiding the Learning Centers over the past four years, has now moved to the role of Senior Vice President of Strategy for Educate, Inc. The company has hired a new director of its contact center operation. The contact center plays a critical role in responding to consumer inquiries and is the initial step in converting consumers to enrolled students. The combined leadership role overseeing both the franchise system and company-owned centers has been split between two seasoned executives in the roles of Vice President, Company-Owned Centers and Vice President, Franchise Services, each of whom will report directly to Peter Cohen. The role of Vice President of Operations and Sales for company-owned centers has been eliminated so that the five company-owned center regional managers will report directly to the Vice President, Company-Owned Centers. Additionally, the company has replaced two of these five regional managers. The result of these changes is a more focused, streamlined management team that is now closer to the day-to-day operations of the profitable franchise and company-owned territory businesses.

Inquiries and Enrollments –

-	Key to the success of the company is its ability to generate cost efficient inquiries while achieving high enrollment conversion rates. Historically, significant differences in enrollment and inquiry generation exist between best performing centers and average centers. The company implemented two key initiatives in the fourth quarter to empirically and statistically assess the impact of implementing a series of best practices in 2006. There is strong evidence that a number of the techniques being tested can be effectively put into place during the latter half of 2006.

-	As an additional means of improving conversion of inquiries to enrollments, the company-owned territories have introduced expanded third-party backed consumer financing programs to address the current gap between parents interested in Sylvan programs and their ability to obtain affordable financing for this service.

-	Additionally, the company has seen a significant shift in its inquiries from purely phone inquiries to growth in internet inquiries. The company has engaged in a project to enhance its process of handling internet inquiries.

During this period and while we are improving the processes in the operation of company-owned markets, the company intends to slow the acquisition of additional company-owned centers.

Program Development - Rapid development efforts are in process to broaden the Sylvan Learning Center service offerings by introducing programs that are lower cost while also creating additional premium service offerings. Today, approximately 1 out of 3 people that call Sylvan enroll in our traditional programs. Management believes that it can significantly impact the long-term success of the business with the introduction of programs that meet the needs of the consumers who contact Sylvan but do not enroll in our programs, and to expand the base of Sylvan’s potential customers. New program introductions are expected in limited markets during the first half of the year, with more expansive roll-outs expected in the second half of 2006 and in 2007.

Examples of new programs that have been rolled out to the entire Learning Center network during 2005 and should impact 2006 are Ace it! and Sylvan Online. The Ace it! program is designed to equip the Sylvan franchisees with the tools to serve NCLB supplemental service students in their respective territories. Educate has supplemented the NCLB offering with an online option that broadened the product line. Separately, Sylvan Online is now being offered in approximately 600 centers in North America and has seen steady month-to-month improvements in sessions served.

The objectives of these actions are to increase the growth rate of our business. The company has an opportunity to achieve revenue growth in excess of 20% and management is taking action during the first half of 2006 to achieve these growth targets for the year. In the first and second quarters, the above described actions, the impact of 2005 acquisitions, and the roll-out of the Ace it! program should enhance revenue growth. Growth in operating income will be negatively impacted by investments in products, new inquiry and sales initiatives, as well as the loss of the New Orleans contracts and planned reductions in the number of public school contracts in the Catapult division. The company is targeting 20 - 25% growth in revenues and 15% - 20% growth in EPS for calendar year 2006; however, management expects lower operating income and EPS in comparison to 2005 during the first six months of the year because of higher costs due to the items discussed.

Progress continued during the fourth quarter in the Hooked on Phonics product business, demonstrating the strength of this trusted education brand in the consumer marketplace. The company saw continued strong consumer purchases of the core learning programs while new offerings were introduced for first quarter distribution. During the first half of 2006, the company expects to release over 15 new SKUs and has seen positive order momentum in the early part of the year. The company continues to see a strong demand for an integrated approach to its programs, where consumers will have choices between in center programs, products, and media delivered content.

The company is well positioned for long-term growth. We believe that our leading tutoring network, recognized brand, pipeline of new programs, renewed and focused management team, and clear short-term action plan provide the growth opportunity for 2006 and beyond.

Financial Overview:

Full Year Results

Revenues from continuing operations for the year increased 21% over the same period in 2004 to $330.4 million, driven primarily by growth in the consumer (Learning Center) business segment. Revenue growth during the year was fueled by the acquisition of 60 franchise territories, expanding the scope and distribution of Hooked on Phonics educational programs and expansion of the Learning Center network by 47 territories. The benefits of this revenue growth were offset by short-term costs related to the integration and improvement of recently acquired company-owned territories and the expansion of distribution channels and programs for Hooked on Phonics as the Company focused on consumer education services and products. The expense impact of territory acquisition and improvement was accentuated by the fact that acquisitions were strategically targeted toward under-penetrated territories to maximize long-term growth. This strategy resulted in a short-term negative impact on company-owned center comparisons and performance. Operating performance in the Catapult business was weakened by lost contracts in the Gulf Coast region resulting from disruption caused by the fall hurricane season.

Quarterly Results

Revenues from continuing operations for the fourth quarter were $76.6 million, an increase of 22% over the same period in 2004. Consistent with the full year results, revenue increases were driven by growth in the consumer (Learning Center) business segment through territory acquisitions, expansion of the Hooked on Phonics business and expansion of the network of franchised territories. The decrease in operating income from continuing operations was largely due to costs related to the rapid improvement of Learning Center acquisitions through the application of best practices, development of new programs to meet market needs for convenient educational services and products and operating losses related to Hurricane Katrina in the Gulf Coast area.

Learning Center segment revenues were $52.8 million for the quarter, up 34% from the fourth quarter of 2004. This growth was the result of acquiring underdeveloped franchise territories and Hooked on Phonics together with expansion of the Learning Center network. Same territory revenues declined 4% in the fourth quarter due to a combination of enrollment declines leading into the quarter, and declining initial enrollments in acquired territories. Management strategically targeted acquisition opportunities in underdeveloped territories which require greater spending on advertising and management to expand these territories to system average revenue performance. It is common for revenues and operating profits of these acquired territories to decline during the integration period as the territories transition toward best practices in convenience and customer service. The combination of these factors resulted in a decline in Learning Center operating income and operating margin since the transition occurred with a greater number of company-owned territories.

Catapult Learning revenues grew by 2% over the prior year but the mix of contracts combined with the loss of New Orleans contracts due to storm related school closings and Educate’s decision to continue to compensate displaced employees through year-end caused a decline in Catapult operating margins from 19% to 14%.

Corporate expenses increased 13% to $4.5 million as compared to the same period in 2004 in response to requirements to support revenue expansion. Non-operating expenses, excluding foreign exchange gains, were $1.9 million for the quarter, and consistent with the prior year.

Management began marketing the Education Station business for sale during the fourth quarter. This discontinued operation provides site based No Child Left Behind services which has historically been negatively viewed by our franchisee partners. Educate will continue to address market needs in this area with the Ace It! NCLB program made available to the franchise community as well as with the online tutoring program which addresses family needs for supplemental education services from the convenience and safety of the student’s home.

Full Year 2006 Outlook:

Operating performance in the first half of 2006 will continue to be negatively impacted by the effects of territory acquisition integration and declines in fourth quarter enrollments. Additional costs of expanding the products business and the continued closure of Gulf Coast schools will further reduce first half operating results. Expectations are that first half 2006 operating income and EPS will decline from comparative periods in 2005.

On a full year basis, management expects revenue growth in the 20 - 25% range with consolidated operating margins ranging from 13-14%. Earnings per share are expected to grow in the 15% - 20% range in 2006. Over a multi-year period management remains optimistic that earnings growth will increase as the benefits of investments for future growth are realized.

Educate management will host a conference call to review these results and the business strategy for future growth at 10:00 AM (EST) today, February 16, 2006. Interested parties may listen to the webcast by accessing www.educate-inc.com and clicking on Investor Relations on the Internet or by dialing 1-800-811-8845 (International 1-913-981-4905) access code 2624948. The call will also be available through replay on the Educate website through February 23, 2006.

About Educate, Inc.

Educate, Inc., (NASDAQ: EEEE) is a leading pre-K-12 education company delivering supplemental education services and products to students and their families. Educate’s consumer services business, Sylvan Learning Center, North America’s best-known and most trusted tutoring brand, operates the largest network of tutoring centers, providing supplemental, remedial and enrichment instruction. Its Educate Products business delivers educational products including the highly regarded Hooked on Phonics early reading, math and study skills programs. Catapult Learning, its school partnership business unit, is a leading provider of educational services to public and non-public schools. In its 25-year history, Educate has provided trusted, personalized instruction to millions of students improving their academic achievement and helping them experience the joy of learning. More information on Educate, Inc. can be found at www.educate-inc.com.

Forward-looking Statements

This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements. The following factors might cause such a difference: the development and expansion of the Sylvan Learning Center franchise system; changes in the relationships among Sylvan Learning Center and its franchisees; the Company’s ability to effectively manage business growth; increased competition from other educational service providers; changes in laws and government policies and programs; changes in the acceptance of the Company’s services and products by institutional customers and consumers; changes in customer relationships; acceptance of new programs, services, and products by institutional customers and consumers; the seasonality of operating results; global economic conditions, including interest and currency rate fluctuations, and inflation rates. Additional information regarding these and other risk factors and uncertainties are set forth from time to time in the Company’s filings with the Securities and Exchange Commission, available for viewing on the Company’s website www.educate-inc.com. (To access this information on the Company’s website, click on “Investor Relations” and then “SEC Filings”.) All forward-looking statements are based on information available to the Company on the date of this Release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Kevin E. Shaffer

Educate, Inc.

410/843-8000

Educate, Inc. & Subsidiaries

Consolidated Statements of Operations

Three and Twelve Months Ended December 31, 2005

	Three Months Ended December 31,				Twelve Months Ended December 31,
(Dollar amounts in thousands, except per share data)	2005	2004	$ Variance	% Variance	2005	2004	$ Variance	% Variance
Revenues
Franchise Services	$9,269	$9,299	$(30)	0%	$46,613	$44,197	$2,416	5%
Company-Owned centers	36,365	22,962	13,403	58%	167,302	110,019	57,283	52%
European	7,133	7,135	(2)	0%	30,340	27,502	2,838	10%

Total Learning Center	52,767	39,396	13,371	34%	244,255	181,718	62,537	34%

Total Catapult Learning	23,877	23,382	495	2%	86,159	91,406	(5,247)	-6%

Total Revenues	76,644	62,778	13,866	22%	330,414	273,124	57,290	21%

Expenses
Learning Centers	50,927	31,869	19,058	60%	197,036	136,245	60,791	45%
Catapult Learning	20,652	19,027	1,625	9%	71,129	75,129	(4,000)	-5%

Total Segment Operating Costs	71,579	50,896	20,683	41%	268,165	211,374	56,791	27%

Corporate Expenses	4,513	3,989	524	13%	16,141	14,707	1,434	10%
Non-cash stock compensation expense	115	136	(21)	-15%	463	8,847	(8,384)	-95%

Operating Income	437	7,757	(7,320)	-94%	45,645	38,196	7,449	20%

Non-Operating Items
Interest expense, net	(1,866)	(1,374)	(492)	36%	(7,521)	(9,398)	1,877	-20%
Other financing costs	—	(303)	303	-100%	(1,506)	(5,420)	3,914	-72%
Foreign exchange gains and other non-operating	(59)	722	(781)	-108%	142	1,159	(1,017)	-88%

Total Non-Operating Items	(1,925)	(955)	(970)	102%	(8,885)	(13,659)	4,774	-35%

Income (Loss) Before Income Taxes	(1,488)	6,802	(8,290)	-122%	36,760	24,537	12,223	50%
Income Tax (Expense)	(215)	(2,919)	2,704	-93%	(14,749)	(11,090)	(3,659)	33%

Income (Loss) from Continuing Operations	(1,703)	3,883	(5,586)	-144%	22,011	13,447	8,564	64%

Loss from discontinued operations, net of tax	(3,030)	(1,979)	(1,051)	53%	(6,606)	(7,118)	512	-7%
Gain from disposal of discontinued operations, net of tax	—	—	—	N/A	—	83	(83)	-100%

Net Income (Loss)	$(4,733)	$1,904	$(6,637)	-349%	$15,405	$6,412	$8,993	140%

Weighted Average Shares - Diluted (1)	44,016	43,996	20	0%	44,054	39,847	4,207	11%

Diluted Earnings (Loss) Per Share (1)	$(0.11)	$0.04	$(0.15)	-375%	$0.35	$0.16	$0.19	119%
Diluted Earnings (Loss) Per Share from Continuing Operations (1)	$(0.04)	$0.09	$(0.13)	-144%	$0.50	$0.34	$0.16	47%
Diluted Earnings (Loss) Per Share from Continuing Operations, as adjusted (1),(2)	$(0.04)	$0.10	$(0.14)	-140%	$0.52	$0.60	$(0.08)	-13%

Segment Operating Margin
Learning Center	3%	19%	-16%		19%	25%	-6%
Catapult Learning	14%	19%	-5%		17%	18%	-1%

(1)	All share and per share amounts have been adjusted to give retroactive effect to a 1.00 for 1.25 reverse stock split effected on September 20, 2004.
(2)	Diluted earnings per share from continuing operations, as adjusted, exclude the net of tax effect of special non-cash stock compensation expense and other financing costs for the three and twelve month periods ended December 31, 2004 and 2005. Management believes this non-GAAP financial measure allows for a better comparison of earnings per share (EPS) for the periods presented. See Table 2 for reconciliation of income from continuing operations, as reported, to income from continuing operations, as adjusted, and the diluted per share amounts.

	Three Months Ended December 31, 2005	Three Months Ended December 31, 2004	Twelve Months Ended December 31, 2005	Twelve Months Ended December 31, 2004
Business Metrics
Learning Center Same Territory Revenue Growth (3)	-4%	-2%	3%	2%

	December 31, 2005	December 31, 2004
Number of Territories
Franchise	725	738
Company-owned	171	111

Total	896	849

	December 31, 2005	December 31, 2004
Number of Sylvan Learning Centers
Franchise	876	896
Company-owned	245	163

Total	1,121	1,059

	December 31, 2005	December 31, 2004
Balance Sheet Data:
Cash and cash equivalents	$2,414	$14,592
Working capital	8,842	10,802
Total assets	452,911	381,382
Long-term debt, less current portion	160,076	120,411

(3)	“Same Territory” amounts include the results of territories for the identical months for each period presented in the comparison, commencing with the 13th full month the territory has been operating. Same territory growth is presented as the aggregate growth for franchised and company-owned territories during the period. A territory reflects the geographically-specified area where an operator controls rights to provision of services under the Sylvan franchise agreement.

Consolidated Summarized Statements of Operations

	Three Months Ended December 31,				Twelve Months Ended December 31,
(Dollar amounts in thousands)	2005	2004	$ Variance	% Variance	2005	2004	$ Variance	% Variance
Revenues
Company-Owned Centers	$42,143	$28,779	$13,364	46%	$192,160	$132,778	$59,382	45%
Franchise Services	10,624	10,617	7	0%	52,095	48,940	3,155	6%

Total Learning Center	52,767	39,396	13,371	34%	244,255	181,718	62,537	34%
Total Catapult Learning	23,877	23,382	495	2%	86,159	91,406	(5,247)	-6%

Total Revenues	76,644	62,778	13,866	22%	330,414	273,124	57,290	21%

Expenses
Instructional and franchise operations costs	62,930	44,635	18,295	41%	232,942	183,798	49,144	27%
Marketing and advertising	7,484	5,084	2,400	47%	30,074	22,950	7,124	31%
Depreciation and amortization	1,587	1,643	(56)	-3%	6,787	6,300	487	8%
General and administrative expenses	4,091	3,523	568	16%	14,503	13,033	1,470	11%
Non-cash stock compensation expense	115	136	(21)	-15%	463	8,847	(8,384)	-95%

Total costs and expenses	76,207	55,021	21,186	39%	284,769	234,928	49,841	21%

Operating Income	437	7,757	(7,320)	-94%	45,645	38,196	7,449	20%

Total Non-Operating Items	(1,925)	(955)	(970)	102%	(8,885)	(13,659)	4,774	-35%

Income (Loss) Before Income Taxes	(1,488)	6,802	(8,290)	-122%	36,760	24,537	12,223	50%
Income Tax (Expense)	(215)	(2,919)	2,704	-93%	(14,749)	(11,090)	(3,659)	33%

Income (Loss) from Continuing Operations	(1,703)	3,883	(5,586)	-144%	22,011	13,447	8,564	64%

Loss from discontinued operations, net of tax	(3,030)	(1,979)	(1,051)	53%	(6,606)	(7,118)	512	-7%
Gain from disposal of discontinued operations, net of tax	—	—	—	N/A	—	83	(83)	-100%

Net Income (Loss)	$(4,733)	$1,904	$(6,637)	-349%	$15,405	$6,412	$8,993	140%

Table 1

	Three Months Ended December 31,				Twelve Months Ended December 31,
(Dollar amounts in thousands)	2005	2004	$ Variance	% Variance	2005	2004	$ Variance	% Variance
Income (Loss) from Continuing Operations, as reported	$(1,703)	$3,883	$(5,586)	-144%	$22,011	$13,447	$8,564	64%
Add: Income tax expense	215	2,919	(2,704)	-93%	14,749	11,090	3,659	33%
Add: total non-operating expense	1,925	955	970	102%	8,885	13,659	(4,774)	-35%

Operating Income, as reported	437	7,757	(7,320)	-94%	45,645	38,196	7,449	20%
Add: Special non-cash stock compensation expense (4)	—	—	—	N/A	—	8,550	(8,550)	-100%

Operating Income, as adjusted	$437	$7,757	$(7,320)	-94%	$45,645	$46,746	$(1,101)	-2%

Table 2
	Three Months Ended December 31,				Twelve Months Ended December 31,
(Dollar amounts in thousands, except per share data)	2005	2004	$ Variance	% Variance	2005	2004	$ Variance	% Variance
Income (Loss) from Continuing Operations, as reported	$(1,703)	$3,883	$(5,586)	-144%	$22,011	$13,447	$8,564	64%
Add: Other financing costs (5)	—	303	(303)	-100%	1,506	5,420	(3,914)	-72%
Add: Special non-cash stock compensation expense (4)	—	—	—	N/A	—	8,550	(8,550)	-100%
Tax impact of items added back above and adjustment to 38% effective tax rate on income from continuing operations in 2004	—	219	(219)	-100%	(604)	(3,543)	2,939	-83%

Income (Loss) from Continuing Operations, as adjusted	$(1,703)	$4,405	$(6,108)	-139%	$22,913	$23,874	$(961)	-4%

Weighted Average Shares - Diluted (1)	44,016	43,996	20	0%	44,054	39,847	4,207	11%

Diluted Earnings (Loss) Per Share from Continuing Operations, as adjusted (1),(2)	$(0.04)	$0.10	$(0.14)	-140%	$0.52	$0.60	$(0.08)	-13%

(4)	The special non-cash stock compensation expense added back includes charges associated with stock compensation granted in 2004 that vested immediately. Excluded from the add-back are recurring expenses that are recognized over a specified vesting period.
(5)	Other financing costs are debt issuance costs charged to earnings upon the refinancing of debt.